Certain portions of the exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

SUMMARY IN ENGLISH

OF

AGREEMENT DATED MARCH 31, 2024 AMONG BIOHARVEST ISRAEL, THE YAVNE NO. 2 LANDLORD AND THE SELLER (IN HEBREW)

This Agreement is effective as of March 31, 2024 among:

1.Eitan On Investment Ltd. (tax number – [NUMBER REDACTED])

[ADDRESS REDACTED]

(the Landlord)

2.BioHarvest Ltd (tax number - [NUMBER REDACTED])

[ADDRESS REDACTED]

(the Incoming Tenant)

3.Enlivex Therapeutics R&D, Ltd. (tax number – [NUMBER REDACTED])

[ADDRESS REDACTED]

(the Outgoing Tenant)

The previous lease agreement was signed on September 19, 2021 between the Landlord and the Outgoing Tenant (attached as Appendix A)

The Outgoing Tenant conducted a construction adjustment to the facility.

The landlord agreed that the Outgoing Tenant will exit the property and the Incoming Tenant will lease the entire property.

In parallel to the rent agreement signed between the Incoming Tenant and the landlord, an equipment agreement was signed between the Outgoing Tenant and the Incoming Tenant.

1.General

2.Evacuation of the property

3.Re-positioning of the property by the Outgoing Tenant

This Agreement regulates the transfer of the possession in the property from the Outgoing Tenant directly to the Incoming Tenant.

This Agreement also refers to the terms and conditions that will enable the Outgoing Tenant to receive back the possession in the property during the first 36 months from the lease start date as determined in the lease agreement between the Landlord and the Incoming Tenant: the Outgoing Tenant will have the right to demand the possession back if the Incoming Tenant will not pay the Outgoing Tenant the consideration as agreed between the parties in the sale of equipment agreement; the Outgoing Tenant will have the right to receive the possession back of if the Landlord will terminate the lease agreement as a result from a breach of the lease agreement by the Incoming Tenant.

In addition, this Agreement also regulates the responsibility between the Landlord and the Outgoing Tenant for obtaining permits from the relevant authorities for various changes made on the property during the years.

4.Governing laws

5.Governmental approvals for the changes made by the Outgoing Tenant

Appendix A

Previous lease agreement signed on September 19, 2021 between the Landlord and the Outgoing Tenant